Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Third Quarter 2004 Results

SALT LAKE CITY, UTAH, October 21, 2004—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the third quarter ended October 1, 2004.

Sales for the quarter were $15.9 million, down 24% from sales of $20.8 million for the third quarter of 2003.  The third quarter of 2004 had a net loss of $4.9 million, or $0.47 per share, compared to a net loss of $8.0 million, or $0.77 per share for the third quarter of 2003.

Comments from James R. Oyler, President and Chief Executive Officer

“Orders again increased in the third quarter, improving 25% from the second quarter of 2004 and more than doubling from the third quarter of 2003.  Third quarter 2004 revenue is expected to mark the low point for this year, as growing orders and backlog lead to higher shipments in the fourth quarter.  The third quarter of this year marked the fourth consecutive quarter with higher orders than the prior quarter.

“We announced during the quarter that we were in discussions with Video Display Corporation (VDC) to sell our older CRT-based projector assets in order to concentrate on our laser-based projectors, which are now generating significant new business.  At the time of the announcement this transaction was expected to close in the third quarter.  The sale has now been completed, but the closing occurred later than planned and will now be reported in our fourth quarter results.

“As a result of the delayed completion of this transaction, we had a loss in the third quarter, compared to an expected net profit.  However, we anticipate the fourth quarter will be profitable with the

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combined effect of improved operating results on higher revenue than previous quarters this year, together with the gain from the sale of the projector assets.”

About Evans & Sutherland

Evans & Sutherland produces professional hardware and software to create highly realistic visual images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that the third quarter is expected to mark the low point in revenue for the year, that growing orders and backlog will lead to increased shipments in the fourth quarter, and that we anticipate the fourth quarter will be profitable with the combined effect of improved operating results on higher revenue than previous quarters this year, together with the gain on the sale of projector assets.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

Kevin Paprzycki

Chief Financial Officer

Evans & Sutherland

600 Komas Drive, Salt Lake City, UT 84108

801-588-1125

kpaprzyc@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	Oct. 1, 2004	Sep. 26, 2003	Oct. 1, 2004	Sep. 26, 2003
		(As restated)		(As restated)
Sales	$15,882	$20,765	$50,488	$59,353
Cost of sales	10,681	13,372	32,544	38,294
Inventory impairment	—	—	—	14,566
Gross profit	5,201	7,393	17,944	6,493

Expenses:
Selling, general and administrative	5,498	6,507	17,636	20,670
Research and development	4,126	5,677	13,283	17,800
Restructuring charge (recovery)	—	2,635	(491)	3,914
Impairment loss	—	—	—	1,151
Operating expenses	9,624	14,819	30,428	43,535

Gain on sale of assets held for sale	—	—	3,488	1,406
Gain on sale of assets	—	—	155	—
Operating loss	(4,423)	(7,426)	(8,841)	(35,636)

Other expense, net	(433)	(802)	(1,257)	(2,140)
Loss before income taxes	(4,856)	(8,228)	(10,098)	(37,776)
Income tax expense (benefit)	38	(188)	134	(337)
Net loss	$(4,894)	$(8,040)	(10,232)	$(37,439)

Basic and diluted net loss per share	$(0.47)	$(0.77)	$(0.97)	$(3.58)

Number of shares used in net loss per share calculation	10,501	10,476	10,494	10,468

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(In thousands)
Unaudited

	Oct. 1, 2004	Dec. 31, 2003
Assets
Cash and restricted cash	$12,767	$10,479
Net receivables, billed and unbilled	21,590	33,220
Inventories	13,715	15,973
Other assets	6,991	9,595
Net property, plant and equipment	21,820	24,115
Total assets	$76,883	$93,382

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$17,837	$20,972
Other liabilities	53,585	56,844
Stockholders’ equity	5,461	15,566
Total liabilities and stockholders’ equity	$76,883	$93,382

BACKLOG
(In thousands)
Unaudited

	Oct. 1, 2004	Dec. 31, 2003
	$80,736	$64,684